UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                              Ohio Valley Banc Corp
                              ---------------------
                                (Name of Issuer)

                                       COM
                                      -----
                         (Title of Class of Securities)

                                    677719106
                                    ---------
                                 (CUSIP Number)

                                December 31, 2009
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |X|   Rule 13d-1(b)

      |_|   Rule 13d-1(c)

      |_|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No: 677719106

1. Names of Reporting Persons: J.J.B. Hilliard, W.L. Lyons, LLC I.R.S. Identification Nos. of above persons (entities only): 26-2333067

2.    Check the Appropriate Box if a Member of a Group (See Instructions):

      (a)   |_|

      (b)   |_|

3.    SEC Use Only:

4.    Citizenship or Place of Organization: Kentucky

Number of Shares Beneficially Owned By Each Reporting Person With:

      5.    Sole Voting Power: 0

      6.    Shared Voting Power: 0

      7.    Sole Dispositive Power: 0

      8.    Shared Dispositive Power: 165,972

9.    Aggregate Amount Beneficially Owned by Each Reporting Person: 165,972

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions): |_|

11.   Percent of Class Represented by Amount in Row (9): 4.2

12.   Type of Reporting Person (See Instructions): IA/BD

CUSIP No: 677719106

1. Names of Reporting Persons: HL Financial Services, LLC I.R.S. Identification Nos. of above persons (entities only): 30-0450751

2.    Check the Appropriate Box if a Member of a Group (See Instructions):

      (a)   |_|

      (b)   |_|

3.    SEC Use Only:

4.    Citizenship or Place of Organization: Kentucky

Number of Shares Beneficially Owned By Each Reporting Person With:

      5.    Sole Voting Power: 0

      6.    Shared Voting Power: 0

      7.    Sole Dispositive Power: 0

      8.    Shared Dispositive Power: 165,972

9.    Aggregate Amount Beneficially Owned by Each Reporting Person: 165,972

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions): |_|

11.   Percent of Class Represented by Amount in Row (9): 4.2

12.   Type of Reporting Person (See Instructions): HC

CUSIP No: 677719106

1. Names of Reporting Persons: Houchens Industries, Inc. I.R.S. Identification Nos. of above persons (entities only): 20-2505350

2.    Check the Appropriate Box if a Member of a Group (See Instructions):

      (a)   |_|

      (b)   |_|

3.    SEC Use Only:

4.    Citizenship or Place of Organization: Kentucky

Number of Shares Beneficially Owned By Each Reporting Person With:

      5.    Sole Voting Power: 0

      6.    Shared Voting Power: 0

      7.    Sole Dispositive Power: 0

      8.    Shared Dispositive Power: 165,972

9.    Aggregate Amount Beneficially Owned by Each Reporting Person: 165,972

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions): |_|

11.   Percent of Class Represented by Amount in Row (9): 4.2

12.   Type of Reporting Person (See Instructions): HC

CUSIP No: 677719106

1. Names of Reporting Persons: Houchens Industries Inc. Employee Stock Ownership Trust I.R.S. Identification Nos. of above persons (entities only): 61-6036577

2.    Check the Appropriate Box if a Member of a Group (See Instructions):

      (a)   |_|

      (b)   |_|

3.    SEC Use Only:

4.    Citizenship or Place of Organization: Kentucky

Number of Shares Beneficially Owned By Each Reporting Person With:

      5.    Sole Voting Power: 0

      6.    Shared Voting Power: 0

      7.    Sole Dispositive Power: 0

      8.    Shared Dispositive Power: 165,972

9.    Aggregate Amount Beneficially Owned by Each Reporting Person: 165,972

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions): |_|

11.   Percent of Class Represented by Amount in Row (9): 4.2

12.   Type of Reporting Person (See Instructions): HC

Item 1.

(a) Name of Issuer: Ohio Valley Banc Corp

(b) Address of Issuer's Principal Executive Offices: 420 Third Avenue, Gallipolis, Ohio 45631

Item 2.

(a) Name of Person Filing:

J.J.B. Hilliard, W.L. Lyons, LLC;

HL Financial Services, LLC;

Houchens Industries, Inc.;

Houchens Industries, Inc. Employee Stock Ownership Trust

(b) Address of Principal Business Office or, if none, Residence:

J.J.B. Hilliard, W.L. Lyons, LLC - 500 West Jefferson Street, Louisville, KY
40202

HL Financial Services, LLC - 500 West Jefferson Street, Louisville, KY 40202

Houchens Industries, Inc. - 700 Church Street, P.O. Box 90009, Bowling Green, KY 42102

Houchens Industries, Inc. Employee Stock Ownership Trust - 700 Church Street, P.O. Box 90009, Bowling Green, KY 42102-9009

(c) Citizenship:

J.J.B. Hilliard, W.L. Lyons, LLC - Kentucky

HL Financial Services, LLC - Kentucky

Houchens Industries, Inc. - Kentucky

Houchens Industries, Inc. Employee Stock Ownership Trust - Kentucky

(d) Title of Class of Securities: COM

(e) CUSIP Number: 677719106

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)   |X|   Broker or dealer registered under section 15 of the Act (15 U.S.C.
            78o).

(b)   |_|   Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)   |_|   Insurance company as defined in section 3(a)(19) of the Act (15
            U.S.C. 78c).

(d)   |_|   Investment company registered under section 8 of the Investment
            Company Act of 1940 (15 U.S.C 80a-8).

(e)   |X|   An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

(f)   |_|   An employee benefit plan or endowment fund in accordance with
            ss.240.13d- 1(b)(1)(ii)(F);

(g)   |X|   A parent holding company or control person in accordance with ss.
            240.13d- 1(b)(1)(ii)(G);

(h)   |_|   A savings associations as defined in Section 3(b) of the Federal
            Deposit Insurance Act (12 U.S.C. 1813);

(i)   |_|   A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940
            (15 U.S.C. 80a-3);

(j)   |_|   Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

Item 4. Ownership:

(a)   Amount beneficially owned: 165,972

(b)   Percent of class: 4.2

(c)   Number of shares as to which the person has:

      (i)   Sole power to vote or to direct the vote: 0

      (ii)  Shared power to vote or to direct the vote: 0

      (iii) Sole power to dispose or to direct the disposition of: 0

      (iv)  Shared power to dispose or to direct the disposition of: 165,972

Item 5. Ownership of Five Percent or Less of a Class:|X|

Item 6. Ownership of More than Five Percent on Behalf of Another Person:
        Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

All 165,972 shares reported in this Schedule 13G are held by a client in a fiduciary account at J.J.B. Hilliard, W.L. Lyons, LLC - IA/BD.

Houchens Industries, Inc. and Houchens Industries, Inc. Employee Stock Ownership Trust are reporting solely because they are controlling entities of HL Financial Services, LLC, the parent holding company of J.J.B. Hilliard, W.L. Lyons, LLC.

Item 8. Identification and Classification of Members of the Group
        Not applicable.

Item 9. Notice of Dissolution of Group
        Not applicable.

Item 10. Certification:

(a) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(b):

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Reporting Person: J.J.B. Hilliard, W.L. Lyons, LLC
Date: January 19, 2010   Signature: /s/ James R. Allen

Name/Title: James R. Allen / President and CEO

Reporting Person: HL Financial Services, LLC
Date: January 19, 2010   Signature: /s/ James R. Allen

Name/Title: James R. Allen / Manager

Reporting Person: Houchens Industries, Inc.
Date: January 19, 2010   Signature: /s/ Jimmie Gipson

Name/Title: Jimmie Gipson, CEO

Reporting Person: Houchens Industries, Inc. Employee Stock Ownership Trust
Date: January 19, 2010   Signature: /s/ Jimmie Gipson

Name/Title: Jimmie Gipson, Trustee

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)